Exhibit 5.1

November 21, 2007

DSP Group, Inc.

2580 North First Street, Suite 460

San Jose, CA 95131

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 21, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 235,000 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) reserved for issuance pursuant to options granted under individual non-qualified stock option agreements, each granted on October 31, 2007 (collectively, the “Inducement Grants”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of an aggregate of 235,000 shares of Common Stock for issuance pursuant to the Inducement Grants.

It is our opinion that the 235,000 shares of Common Stock which may be issued and sold by the Company pursuant to the Inducement Grants, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP